For Immediate Release
PRESS RELEASE	Contact: James Gallagher
Tel: 281.529.7979
GLOBAL INDUSTRIES, LTD. ANNOUNCES CONSECUTIVE RECORD OPERATING
RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006
Carlyss, Louisiana, November 1, 2006 — Global Industries, Ltd. (Nasdaq: GLBL) announced results for the third quarter ended September 30, 2006. Revenues were $316.9 million for the third quarter of 2006, an improvement of $148.8 million, or 89%, over the same period a year ago. Gross profit was $104.8 million for the quarter, an improvement of $79.3 million, or 310%, compared to last year’s third quarter. Net income for the third quarter of 2006 increased by $58.8 million to $63.7 million, or $0.54 per diluted share, as compared to net income of $4.8 million, or $0.04 per diluted share, for the same period last year.
The improvement in net income was primarily due to the increase in gross profit which was partially offset by a $5.3 million increase in selling, general, and administrative expenses. Gross profit increased between comparable quarters primarily due to improved results in the company’s Latin America, West Africa, and Gulf of Mexico segments. The gross profit of Global Industries’ Latin America segment increased between comparable quarters primarily due to improved productivity, higher margins, and an increased amount of higher value subcontract services in projects. The company also generated a higher gross profit in its Gulf of Mexico OCD, Gulf of Mexico Diving, and West Africa segments driven primarily by an increase in activity and higher margins. These improvements were partially offset by lower activity in the company’s Asia Pacific and Middle East segments.
Selling, general, and administrative expenses increased in the third quarter of 2006 primarily due to higher non-cash stock-based compensation expense and higher labor expenses. The increase in stock based compensation expense included $1.7 million related to the planned retirement of Global Industries’ founder and Chairman of the Board and $0.9 million related to the adoption of SFAS 123R.
The company’s effective tax rate decreased to 32% for the nine months ended September 30, 2006 from 51% in the same period last year. The company’s effective tax rate for the nine months ended September 30, 2005 was substantially higher than the U.S. Federal statutory rate of 35% due to low earnings and/or losses in jurisdictions which are taxed on a deemed profits (i.e., percentage of revenue) basis, losses in jurisdictions where the company did not record a tax benefit, and permanent book to tax differences.
During the third quarter of 2006, the company booked $236.6 million of new work resulting in a backlog of $613.2 million as of September 30, 2006 compared to a backlog of $607.3 million as of September 30, 2005. Approximately 45% of our current backlog is expected to be worked off in 2007 compared to 66% of our September 2005 backlog that was expected to be worked off in 2006.
William J. Doré, Global Industries’ founder and Chairman of the Board, said, “I am very pleased to announce another quarter of outstanding results in my last quarter as CEO of the company. Solid project execution in our Latin America and Gulf of Mexico segments allowed us to capitalize on the strong demand for our services in those regions during the second and third quarters of 2006. We are especially proud of our Latin America group, which has overcome a number of challenges to deliver outstanding performance this year.”

B.K. Chin, Chief Executive Officer of Global Industries, stated, “Global Industries’ strong results this quarter are a testament to the talent and commitment of our employees, whose high-quality work continues to reinforce the company’s reputation as a preeminent provider of marine construction services around the world. Since joining the company last month, I have had the opportunity to get to know many of our talented employees and am impressed by their enthusiasm and dedication to the company. I have also spoken with several customers and investors and am encouraged by their support and the confidence they have expressed in Global’s capabilities. Despite the anticipated softening of prices in the Gulf of Mexico and lack of visibility on new projects in Mexico, there are many opportunities for additional projects in other regions of the world, and although we are confident about our long-term outlook, our visibility for 2007 workload is not as clear as it was for 2006 at this time last year.”
A conference call will be held at 9:00 a.m. Central Standard Time on Thursday, November 2, 2006. Anyone wishing to listen to the conference call may dial 888.790.9477 or 210.234.9633 and ask for the “Global Third Quarter Earnings” call. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company’s website at www.globalind.com, where it will also be archived for anytime reference until November 17, 2006.
All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Global and cannot be recorded or rebroadcast without Global’s express written consent.
Global Industries provides pipeline construction, platform installation and removal, diving services, and other marine support to the oil and gas industry in the Gulf of Mexico, West Africa, Asia Pacific, the Mediterranean, Middle East/India, South America, and Mexico’s Bay of Campeche. The Company’s shares are traded on The NASDAQ Select Market under the symbol “GLBL.”
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

	Set forth are the Company’s results of operations and selected
	balance sheet amounts for the periods indicated
	Unaudited
	(in thousands, except per share amounts)
	Quarter Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
Results of Operations
Revenues	$316,865	$168,043	$930,763	$514,658
Cost of operations	212,027	142,489	676,658	427,273

Gross profit	104,838	25,554	254,105	87,385
Loss on asset impairments	—	—	4,485	—
Reduction in litigation provision	—	—	(13,699)	—
Net gain on asset disposal	(2,618)	(2,685)	(3,125)	(5,300)
Selling, general and administrative expenses	17,570	12,237	48,566	36,912

Operating income	89,886	16,002	217,878	55,773

Other expense (income):
Interest expense	3,372	3,278	7,868	8,142
Other income	(2,920)	(1,194)	(4,013)	(2,740)

Income before taxes	89,434	13,918	214,023	50,371
Income taxes	25,765	9,085	69,207	25,689

Net income	$63,669	$4,833	$144,816	$24,682

Earnings Per Common Share
Basic earnings per share	$0.55	$0.04	$1.25	$0.22
Diluted earnings per share	0.54	0.04	1.24	0.21
Weighted Average Common Shares Outstanding
Basic	115,988	113,052	115,418	112,828
Diluted	117,673	116,006	117,167	115,381
Other Data
Depreciation and Amortization	$16,585	$15,936	$48,526	$42,204
Backlog at end of period			613,249	607,275

	As of	As of
	September 30, 2006	December 31, 2005
Selected Balance Sheet Amounts
Cash	$188,487	$127,138
Working Capital (including cash)	386,712	232,050
Total Assets	984,515	844,662
Debt (including current portion)	73,260	77,220
Shareholders’ Equity	658,363	496,805

	Set forth are the Company’s results of operation
	for the periods indicated
	Unaudited
	(In thousands)
	Quarter Ended		Nine Months Ended
	September 30		September 30
Reportable Segments	2006	2005(1)	2006	2005(1)
Total segment revenues
Gulf of Mexico OCD	$61,449	$45,341	$173,881	$91,331
Gulf of Mexico Diving	40,204	14,452	97,339	38,150
Latin America	163,009	69,223	369,477	231,684
West Africa	46,348	35	135,717	9,355
Middle East	1,635	3,778	134,096	57,546
Asia Pacific	21,600	42,320	71,917	101,239

	334,245	175,149	982,427	529,305

Intersegment eliminations
Gulf of Mexico Diving	(14,149)	(7,037)	(39,493)	(13,937)
Latin America	—	—	(1,218)	—
Middle East	(3,231)	—	(7,854)	(414)
Asia Pacific	—	(69)	(3,099)	(296)

	(17,380)	(7,106)	(51,664)	(14,647)

Consolidated revenues	$316,865	$168,043	$930,763	$514,658

Income (loss) before taxes
Gulf of Mexico OCD	$18,463	$10,950	$44,728	$27,626
Gulf of Mexico Diving	23,045	6,058	38,574	14,449
Latin America	50,094	3,836	77,526	5,486
West Africa	5,147	(5,953)	22,852	(13,528)
Middle East	(3,475)	(1,664)	17,714	15,990
Asia Pacific	(5,054)	588	(1,897)	(500)
Corporate litigation provision	—	—	13,699	—
Over (under) allocated corporate expenses	1,214	103	827	848

Consolidated income before taxes	$89,434	$13,918	$214,023	$50,371

(1)	Results for the third quarter and nine months ended September 30, 2005 have been restated to conform to the new presentation of segments which was adopted in the first quarter of 2006.